Exhibit 5.1

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September 25, 2009

InterMune, Inc.

3280 Bayshore Blvd.

Brisbane, California 94005

Re:	Registration of 4,300,000 shares of common stock, par value $0.001 per share, of InterMune, Inc., pursuant to a Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to InterMune, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to an aggregate of 4,300,000 shares of common stock, $0.001 par value per share (the “Shares”), including (i) 3,500,000 Shares issuable under the Company’s Amended and Restated 2000 Equity Incentive Plan (as amended, the “2000 Plan”) and (ii) 800,000 Shares issuable under the Company’s Amended and Restated 2000 Employee Stock Purchase Plan (as amended, the “ESPP” and together with the 2000 Plan, the “Plans”). The Shares are included in a registration statement on Form S–8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 25, 2009 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the terms (including the exercise price and exercise period in the case of the 2000 Plan, and the terms of the offering in the case of the ESPP) are determined by the resolution of the Company’s Board of Directors, or a duly authorized committee thereof, in accordance with the Plans, when the person or persons entitled to receive the Shares and the number of Shares to be issued to such person or persons pursuant to the options granted under

September 25, 2009

the 2000 Plan are determined by resolution of the Company’s Board of Directors, or a duly authorized committee thereof, and upon execution, issuance and delivery of certificates representing the Shares (and notation of such issuance in the stock transfer records of the Company) and receipt of payment for such Shares in the manner contemplated by the applicable Plan in an amount in cash or other legal consideration of not less than the aggregate par value for such Shares, and assuming the Company completes all other actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plans, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP